Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
	Investors:	Lisa Miles	703.251.8637
	Media:	Jessica Klenk	415.247.1672

DATE:  March 9, 2015

MAXIMUS Signs Definitive Agreement to Acquire Acentia for $300 Million Cash

(RESTON, Va. — March 9, 2015) — MAXIMUS (NYSE:MMS) announced today that it has signed a definitive agreement to acquire Acentia, a provider of technology and management solutions to federal government civilian and health agencies in the United States. Acentia is a portfolio company of the Snow Phipps Group, LLC. The acquisition expands the Company’s U.S. federal services business through additional contract vehicles and access to federal government agencies that are core to the MAXIMUS business model. The acquisition is expected to close during the Company’s fiscal 2015 third quarter and is subject to certain closing conditions.

Acentia provides systems modernization, software development, program management, and other information technology services and solutions to U.S. federal government civilian and health agencies. These agencies include the United States Department of Health and Human Services, Centers for Disease Control and Prevention, Food and Drug Administration, Internal Revenue Service, Securities and Exchange Commission, Defense Health Agency and the Departments of Commerce, Agriculture and Labor. Acentia has approximately 1,000 employees across the United States.

“Acentia introduces new contract vehicles and capabilities that complement our existing business process management offerings and capabilities for government markets. It also increases our ability to leverage technology, innovation, subject matter expertise and business development resources. By offering our U.S. federal customers a broader continuum of services from IT to business process management, we will be better positioned to meet increased demand for full-service providers at the federal level,” commented Richard A. Montoni, Chief Executive Officer. “The Acentia acquisition provides MAXIMUS with an additional growth platform, which is an important step in our long-term strategy to continue to grow our U.S. federal business and drive long-term shareholder value.”

“MAXIMUS is an outstanding company with a strong employee- and customer-centric culture. I am excited about the opportunities this combination will present to Acentia’s employees and, very importantly, to helping our customers continue to meet their mission-critical challenges on programs of national significance,” commented Todd A. Stottlemyer, Acentia’s Chief Executive Officer. “I cannot think of a better partner for Acentia and our employees than MAXIMUS.”

The all-cash transaction is valued at approximately $300 million. MAXIMUS plans to finance the transaction with existing cash and an amended line of credit agreement that provides for up to $400 million through 2020, subject to customary conditions.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | WWW.MAXIMUS.COM

Acentia had approximately $210 million in pro forma revenue for the year ended December 31, 2014. MAXIMUS expects Acentia to contribute approximately $110 million in revenue for the remainder of the Company’s fiscal 2015, which ends on September 30, 2015. MAXIMUS expects the transaction to be slightly accretive on a U.S. GAAP basis in fiscal year 2015, excluding related transaction and restructuring costs.

MAXIMUS will provide additional financial details and make any updates to guidance on May 7, 2015 concurrent with the reporting of its results for the fiscal 2015 second quarter ending March 31, 2015.

Avascent and BDO served as due diligence advisors and Hogan Lovells LLP served as legal counsel to MAXIMUS on the pending transaction.

Houlihan Lokey served as the financial advisor and Holland & Knight LLP served as legal counsel to Acentia on the pending transaction.

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as the Affordable Care Act, Medicaid, Medicare, Children’s Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company’s primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 13,000 employees worldwide. For more information, visit www.maximus.com.

About Acentia

Acentia is a premier employer and provider of technology and management solutions that help customers meet their mission-critical requirements on programs of national significance. With approximately 1,000 employees, Acentia’s professionals build trusted relationships with customers by tackling their most difficult challenges while consistently demonstrating value to civilian and health care customers across the federal government. To learn more about Acentia, visit www.acentia.com.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products or the Company’s ability to leverage the technology, expertise and resources of Acentia are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

-XXX-